SUB-ITEM 77Q3


Due to the restrictions in the format of Form N-SAR to allow reporting of information for multiple classes of shares, this exhibit provides class level information for Items 74U and 74V.

For period ending  6/30/2007
File number 811-1540
Series No.: 19

74U. 1 Number of shares outstanding (000's omitted)
       Class A                                 26,582
     2 Number of shares outstanding of a second class of open-end company
       Shares (000's omitted)
       Class B                                  3,312
       Class C                                  5,202
       Institutional Class                      1,191

74V. 1  Net asset value per share (to nearest cent)
       Class A                                 $28.82
     2 Net asset value per share of a second class of open-end company shares
       (to nearest cent)
       Class B                                 $27.81
       Class C                                 $27.80
       Institutional Class                     $28.89